Exhibit 2.1


                                                                 EXECUTION COPY



===============================================================================



                         AGREEMENT AND PLAN OF MERGER


                                 by and among


                            MARQUEE HOLDINGS INC.,


                                 MARQUEE INC.


                                      and


                            AMC ENTERTAINMENT INC.



                           DATED AS OF JULY 22, 2004



===============================================================================

                               TABLE OF CONTENTS


                                                                                                       Page
                                                                                                       ----

                             ARTICLE I THE MERGER


   Section 1.1       The Merger..........................................................................2
   Section 1.2       Closing.............................................................................2
   Section 1.3       Effect of the Merger................................................................2
   Section 1.4       Certificate of Incorporation and Bylaws of Surviving Corporation....................3
   Section 1.5       Directors and Officers of the Surviving Corporation.................................3

         ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

   Section 2.1       Conversion of Securities............................................................3
   Section 2.2       Exchange of Certificates; Payment of Merger Consideration...........................4
   Section 2.3       Stock Transfer Books................................................................6
   Section 2.4       Dissenting Shares...................................................................6
   Section 2.5       Company Stock Options, Equity Awards and Deferred Cash Awards.......................7

           ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Section 3.1       Corporate Existence and Power.......................................................7
   Section 3.2       Capitalization......................................................................8
   Section 3.3       Corporate Authorization............................................................10
   Section 3.4       No Conflict; Required Filings and Consents.........................................11
   Section 3.5       SEC Filings........................................................................12
   Section 3.6       Permits; Compliance With Law.......................................................12
   Section 3.7       Financial Statements...............................................................13
   Section 3.8       Absence of Certain Changes.........................................................13
   Section 3.9       No Undisclosed Liabilities.........................................................13
   Section 3.10      Litigation.........................................................................14
   Section 3.11      Taxes..............................................................................14
   Section 3.12      Contracts and Commitments..........................................................15
   Section 3.13      Employee Benefit Plans.............................................................15
   Section 3.14      Labor and Employment Matters.......................................................17
   Section 3.15      Real Property; Leases..............................................................18
   Section 3.16      Environmental Matters..............................................................20
   Section 3.17      Insurance..........................................................................21
   Section 3.18      Affiliate Transactions.............................................................21
   Section 3.19      Intellectual Property..............................................................21
   Section 3.20      Title to Assets....................................................................22
   Section 3.21      Brokers............................................................................22
   Section 3.22      Opinion of Financial Advisor.......................................................22

                    ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Section 4.1       Corporate Existence and Power......................................................23
   Section 4.2       Corporate Authorization............................................................23
   Section 4.3       No Conflict; Required Filings and Consents.........................................24
   Section 4.4       Prior Activities...................................................................24
   Section 4.5       Financing..........................................................................24

                                            ARTICLE V COVENANTS

   Section 5.1       Conduct of Business by the Company Pending the Closing.............................25
   Section 5.2       Tax Covenant.......................................................................28

                                     ARTICLE VI ADDITIONAL AGREEMENTS

   Section 6.1       Proxy Statement....................................................................29
   Section 6.2       Company Stockholders' Meeting......................................................30
   Section 6.3       Access to Information; Confidentiality.............................................30
   Section 6.4       No Solicitation by the Company.....................................................31
   Section 6.5       Appropriate Action; Consents; Filings..............................................33
   Section 6.6       Public Announcements...............................................................34
   Section 6.7       Financing..........................................................................34
   Section 6.8       [INTENTIONALLY OMITTED]............................................................35
   Section 6.9       Employee Matters...................................................................35
   Section 6.10      Directors' and Officers' Indemnification and Insurance.............................36
   Section 6.11      Certain Notices....................................................................38
   Section 6.12      Solvency Matters...................................................................38
   Section 6.13      Post-Closing Change of Control Offer...............................................39
   Section 6.14      Enforcement of Voting Agreements...................................................39

                                      ARTICLE VII CLOSING CONDITIONS

   Section 7.1       Conditions to Obligations of Each Party under this Agreement.......................39
   Section 7.2       Additional Conditions to Obligations of Parent and Merger Sub......................40
   Section 7.3       Additional Conditions to Obligations of the Company................................41

                              ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

   Section 8.1       Termination........................................................................42
   Section 8.2       Effect of Termination..............................................................43
   Section 8.3       Amendment..........................................................................44
   Section 8.4       Waiver.............................................................................45
   Section 8.5       Fees and Expenses..................................................................45

                                       ARTICLE IX GENERAL PROVISIONS

   Section 9.1       Non-Survival of Representations and Warranties.....................................46
   Section 9.2       Notices............................................................................46
   Section 9.3       Certain Definitions................................................................47
   Section 9.4       Headings...........................................................................54
   Section 9.5       Severability.......................................................................54
   Section 9.6       Entire Agreement...................................................................54
   Section 9.7       Assignment.........................................................................54
   Section 9.8       Parties in Interest................................................................54
   Section 9.9       Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury....................55
   Section 9.10      Specific Performance...............................................................56
   Section 9.11      Counterparts.......................................................................56


Exhibits

Apollo Consent                                                       Exhibit A
Trust Voting Agreement                                               Exhibit B
Certificate of Incorporation of Merger Sub                           Exhibit C

                            Index of Defined Terms

2004 Balance Sheet.............................22
Acquisition Proposal...........................47
Affected Employee..............................35
Affiliate......................................47
Agreement.......................................1
Alternative Financing..........................34
Apollo Consent..................................1
Apollo Investment Agreement....................48
Apollo Investors...............................48
Apollo Standstill Agreement....................48
beneficial ownership...........................48
Business Day...................................48
CERCLA.........................................20
Certificate.....................................5
Certificate of Merger...........................2
Change of Control Distribution..................9
Closing.........................................2
Closing Date....................................2
Code............................................6
Commitment Letters.............................25
Common Stock Consideration......................3
Company.........................................1
Company 10-K....................................8
Company Alternative Transaction................48
Company Bylaws..................................8
Company Capital Stock..........................48
Company Certificate of Incorporation............8
Company Common Stock............................3
Company Convertible Security....................9
Company Deferred Cash Award....................48
Company Deferred Stock Unit....................48
Company Disclosure Letter......................49
Company Employee Plans.........................49
Company ERISA Affiliate........................49
Company Financial Statements...................13
Company Independent Committee...................1
Company Insiders...............................49
Company Leased Real Properties.................18
Company Material Contract......................15
Company Owned Intellectual Property............21
Company Owned Real Properties..................18
Company Permits................................12
Company Preferred Stock.........................8
Company Preferred Stock Certificate of
Designations  .................................49
Company Real Properties........................18
Company Recommendation.........................32
Company Restricted Stock Award.................49
Company SEC Documents..........................12
Company Stock Option...........................49
Company Stock Option Plans.....................49
Company Stockholder Approval...................10
Company Stockholders' Meeting..................30
Company Subsequent Determination...............32
Company Subsidiaries............................8
Company Voting Debt.............................9
Confidentiality Agreement......................31
Contract.......................................49
control........................................49
Copyrights.....................................51
Debt Commitment Letter.........................25
Debt Financing.................................25
DGCL............................................1
Dissenting Stockholder..........................7
Effective Time..................................2
Environmental Claim............................50
Environmental Laws.............................50
Environmental Permits..........................50
Equity Commitment Letter.......................24
ERISA..........................................50
Escrow Breakage Expenses.......................50
Exchange Act...................................50
Exchange Agent..................................4
Exchange Fund...................................4
Expense Coverage Fee...........................43
Expenses.......................................50
Financing......................................25
GAAP...........................................50
Governmental Entity............................11
group..........................................50
Hazardous Materials............................51
HSR Act........................................51
Improvements...................................20
Indemnifiable Claim............................37
Indemnified Parties............................36
Intellectual Property..........................51
IRS............................................51
Knowledge......................................51
Law............................................51
Leases.........................................18
Lenders........................................25
License Agreements.............................51
Lien...........................................51
Losses.........................................37
Material Adverse Effect........................51
Merger..........................................1
Merger Consideration............................4
Merger Sub......................................1
Notice of Superior Proposal....................32
Outside Date...................................42
Parent..........................................1
Parent Subscription Agreement...................1
Patents........................................51
PBGC...........................................52
Permitted Encumbrances.........................52
Person.........................................52
Preferred Stock Consideration...................4
Proxy Statement................................29
Release........................................52
Representatives................................30
Required Cash Amount...........................25
Schedule 13E-3.................................29
SEC............................................52
Securities Act.................................52
Significant Subsidiary.........................52
Significant Theatre Properties.................52
Software.......................................51
Solvency Opinion...............................39
Solvent........................................52
Space Leases...................................19
Space Tenant...................................19
Subsidiaries...................................53
Subsidiary.....................................53
Superior Proposal..............................53
Surviving Corporation...........................2
Tax Return.....................................53
Taxes..........................................53
Third Party....................................54
Trademarks.....................................51
Treasury Regulations...........................54
Trust..........................................54
Trust Voting Agreement..........................2
WARN Act.......................................54

                         AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2004 (this "Agreement"), by and among Marquee Holdings Inc., a Delaware corporation ("Parent"), Marquee Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and AMC Entertainment Inc., a Delaware corporation (the "Company").

                             W I T N E S S E T H:

                  WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

                  WHEREAS, a committee of the Board of Directors of the Company consisting solely of independent directors (the "Company Independent Committee") has determined that the Merger is advisable to, and in the best interests of, the holders of Company Common Stock (as defined herein), has recommended the Merger to the Board of Directors of the Company and has resolved to recommend that the holders of Company Common Stock vote for the adoption of this Agreement;

                  WHEREAS, the respective Boards of Directors of the Company (taking into account the recommendation of the Company Independent Committee) and Merger Sub have each determined that the Merger is advisable to, and in the best interests of, their respective stockholders, have approved this Agreement and the transactions contemplated hereby (including the Merger) and have resolved to recommend that their respective stockholders vote for the adoption of this Agreement;

                  WHEREAS, Parent, concurrently with the execution of this Agreement, is approving and adopting this Agreement as the sole stockholder of Merger Sub;

                  WHEREAS, as a condition to and as an inducement to each of Parent's and Merger Sub's willingness to enter into this Agreement, the Apollo Investors (as defined herein) are concurrently with the execution and delivery of this Agreement, entering into a voting and consent agreement, in the form attached hereto as Exhibit A (the "Apollo Consent"), pursuant to which, among other things, the Apollo Investors are consenting to and agreeing, subject to the terms and conditions thereof, to vote in favor of certain of the transactions contemplated herein, including the Merger;

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Parent, certain Affiliates of Parent and the Apollo Investors are entering into an Subscription Agreement (the "Parent Subscription Agreement"), pursuant to which such entities will make equity contributions to Parent;

                  WHEREAS, as a condition to and as an inducement to each of Parent's and Merger Sub's willingness to enter into this Agreement, the Trust (as defined herein) is, concurrently with the execution and delivery of this Agreement, entering into a voting agreement, in the form attached hereto as Exhibit B (the "Trust Voting Agreement"), pursuant to which, among other things, the Trust is agreeing, subject to the terms and conditions thereof, to vote in favor of the Merger; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement, each of Peter Brown and Philip Singleton has agreed to affirm his existing employment agreement with the Company and to waive, subject to the terms and conditions contained therein, certain provisions thereof with respect to, and subject to and effective upon, the consummation of the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I

                                  THE MERGER

                  Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place on the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing) set forth in
Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided that in no event shall the Closing occur before October 1, 2004 (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

                  Section 1.3 Effect of the Merger. The Merger will have the effects provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  Section 1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

                  (a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation attached hereto as Exhibit C, until thereafter changed or amended as provided therein or by applicable Law, except that Article I thereof shall be amended to read as follows: "The name of the Corporation is AMC Entertainment Inc."

                  (b) Bylaws. At the Effective Time, Parent shall take all actions necessary such that the bylaws of Merger Sub shall become the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

                  Section 1.5 Directors and Officers of the Surviving Corporation. At the Effective Time, Parent shall take all actions necessary such that the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

                                  ARTICLE II

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                  Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                  (a) Conversion Generally. Each share of common stock, par value $0.66 2/3 per share, of the Company (the "Company Common Stock") and each share of Company Class B Stock, par value $0.66 2/3 per share, in each case issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive an amount in cash equal to $19.50 (the "Common Stock Consideration"). Each share of Company Preferred Stock (as defined in Section 3.2) issued and outstanding immediately prior to the Effective Time not owned of record by Parent or Merger Sub shall be converted into the right to receive an amount in cash equal to $2,727.27 (the "Preferred Stock Consideration"). The consideration described in this section and payable with respect to a particular share of Company Capital Stock is referred to herein as the "Merger Consideration." Except as provided in this Section 2.1, at the Effective Time, by virtue of the Merger, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Capital Stock.

                  (b) Cancellation of Company Treasury Shares. Each share of Company Capital Stock, if any, held by the Company as treasury stock or held by any Subsidiary of the Company immediately prior to the Effective Time shall not be affected by the Merger and shall remain outstanding as capital stock of the Surviving Corporation except that the number of such shares shall be adjusted in the Merger to maintain relative ownership percentages.

                  (c) Cancellation of Shares Owned by Parent or Merger Sub. Each share of Company Capital Stock, if any, held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

                  (d) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (e) Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to provide the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such event. For avoidance of doubt, the conversion of Company Preferred Stock into Company Common Stock pursuant to the Company Preferred Stock Certificate of Designations shall not give rise to any adjustment to the Merger Consideration pursuant to this Section 2.1(e).

                  Section 2.2 .Exchange of Certificates; Payment of Merger Consideration.

                  (a) Exchange Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent that is reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Capital Stock for exchange in accordance with this Article II through the Exchange Agent, cash sufficient to make the cash payments payable pursuant to this
Article II (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash to be paid pursuant to Section 2.1(a) out of the Exchange Fund. Except as contemplated by Section 2.2(d) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of shares of Company Capital Stock entitled to receive the Merger Consideration pursuant to
Section 2.1(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates that formerly evidenced the shares of Company Capital Stock (each a "Certificate") shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Subject to the following sentence, upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a check for the cash which such holder has the right to receive in respect of such shares of Company Capital Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Parent's agreement with the Exchange Agent shall provide that, upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, the Apollo Investors and the Trust shall be entitled to receive payment of the cash portion of the Merger Consideration in respect of the shares of Company Capital Stock held by them by wire transfer of immediately available funds as promptly as practicable after the Effective Time on the Closing Date, to the account(s) designated by such stockholder. No interest will be paid or will accrue on any cash payable pursuant to Section 2.1(a). In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, a check for the cash which such holder has the right to receive in respect of such holder's shares of Company Capital Stock formerly represented by such Certificate may be issued to a transferee if the Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

                  (c) No Further Rights in Company Capital Stock. All cash paid and Shares issued upon conversion of shares of Company Capital Stock in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Capital Stock nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this
Article II shall thereafter look solely to Parent with respect to the Merger Consideration payable or issuable upon due surrender of their Certificates, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Capital Stock as of a date which is immediately prior to such times as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  (e) No Liability. Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any Shares or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (f) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, and duly paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, without any interest thereon.

                  Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Capital Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock except the right to receive the Merger Consideration.

                  Section 2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have demanded and perfected their demands for appraisal of such shares in the time and manner provided in
Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (each such stockholder, a "Dissenting Stockholder") shall not be converted into or represent the right to receive the Merger Consideration as described in Section 2.1(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such stockholder's right to appraisal and payment under the DGCL, such stockholder's shares of Company Capital Stock shall be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as described in Section 2.1(a), without any interest thereon. The Company shall give Parent notice of all demands for appraisal and Parent shall have the right to participate in all negotiations and proceedings with respect to all Dissenting Stockholders. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment from any Dissenting Stockholder.

                  Section 2.5 Company Stock Options, Equity Awards and Deferred Cash Awards.

                  (a) Each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash in lieu of such cancelled Company Stock Option equal to the excess of (i) the product of (A) the excess, if any, of
(x) the Common Stock Consideration over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option over (ii) any income tax or employment tax withholding required under Code with respect to the amounts referred to in clause (i). Parent shall cause the Surviving Corporation to make such payments as soon as practicable following the Effective Time.

                  (b) Each Company Deferred Stock Unit which is outstanding immediately prior to the Effective Time, whether or not then vested, shall be canceled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash in lieu of such cancelled Company Deferred Stock Unit equal to the excess of (i) Common Stock Consideration over (ii) any income tax or employment tax withholding required under the Code with respect to the amounts referred to in clause (i).

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Merger Sub that except as set forth in the Company Disclosure Letter delivered to Parent and Merger Sub concurrently with the execution of this Agreement:

                  Section 3.1 Corporate Existence and Power.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (collectively, the "Company Subsidiaries") is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. Each of the Company and the Company Subsidiaries has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true, correct and complete copies of the Company's Restated and Amended Certificate of Incorporation (the "Company Certificate of Incorporation"), Bylaws (the "Company Bylaws") and minute books and the certificates of incorporation, bylaws and minute books of each of the Company Subsidiaries, all as currently in effect.

                  (b) Exhibit 21 to the Company's annual report on Form 10-K for the fiscal year ended April 1, 2004 filed on June 23, 2004 (the "Company 10-K") sets forth a true, correct and complete list of all Company Subsidiaries and their respective jurisdictions of incorporation. All of the issued and outstanding shares of capital stock of each of the Company Subsidiaries are owned by the Company or by a Company Subsidiary free and clear of all Liens and are validly issued, fully paid and nonassessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock.

                  (c) The corporate records and minute books of the Company and each of the Company Subsidiaries reflect all material actions taken and authorizations made at meetings of such companies' boards of directors or any committees thereof and at any stockholders' meetings thereof, in each case since January 1, 1999.

                  Section 3.2 Capitalization.

                  The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, (ii) 30,000,000 shares of Company Class B Stock, and (iii) 10,000,000 shares of Preferred Stock, par value $0.66 2/3 per share (the "Company Preferred Stock") of which shares of Company Preferred Stock 2,000,000 shares have been designated Series A Convertible Preferred Stock and 2,000,000 shares have been designated Series B Exchangeable Preferred Stock. As of the close of business on July 1, 2004, there were outstanding (i) 34,017,161 shares of Company Common Stock, (ii) 3,051,597 shares of Company Class B Stock, (iii) 305,548 shares of Company Series A Convertible Preferred Stock, (iv) no shares of series B Convertible Preferred Stock and no other shares of capital stock of Company were then outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which the holders of capital stock of the Company may vote ("Company Voting Debt") are issued or outstanding. Except for Company Stock Options, Company Restricted Stock Awards and Company Deferred Stock Units to acquire no more than 2,009,308 shares of Company Common Stock issued pursuant to Company Stock Option Plans, and except as provided by the Certificate of Designations for the Company Preferred Stock, as of the close of business on July 1, 2004, there were no outstanding options, warrants or other rights to acquire capital stock from the Company, and no preemptive or similar rights, calls, agreements, commitments, arrangements, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, deliver, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Company Convertible Security"). Section 3.2 of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding options to purchase shares of Company Capital Stock, Company Restricted Stock Awards and Company Deferred Stock Units, granted pursuant to any Company Stock Option Plan or otherwise as of the date hereof, which list sets forth the name of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of shares of Company Capital Stock subject thereto, the governing Company Stock Option Plan or other arrangement with respect thereto and the expiration date thereof. Since the close of business on July 1, 2004 the Company has not issued any shares of capital stock or any Company Convertible Securities other than the issuance of Company Common Stock in connection with the exercise of Company Stock Options, Company Restricted Stock Awards or Company Deferred Stock Units described above. Except as required by the terms of any Company Stock Options, there are no (i) outstanding agreements or other obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire (or cause to be repurchased, redeemed or otherwise acquired) any shares of Company Capital Stock or (ii) voting trusts or other agreements or understandings to which the Company or any Company Subsidiary or, to the Knowledge of the Company, any of the Company's directors or executive officers is a party with respect to the voting of capital stock of the Company or any Company Subsidiary. Holders of the Company Preferred Stock shall be entitled to receive a one-time distribution of shares of Company Preferred Stock pursuant to Section 2(a)(5) of the Company Preferred Stock Certificate of Designations in connection with the consummation of the Merger (such distribution, the "Change of Control Distribution"); assuming the "Change of Control" (as defined in the Company Preferred Stock Certificate of Designations) resulting from the Merger occurs
(x) on or after October 1, 2004 and on or before December 31, 2004, the aggregate number of shares of Company Preferred Stock issuable as a result of the Change of Control Distribution will be 33,411.757 shares; and (y) on or after January 1, 2005 and on or before the Outside Date, the aggregate number of shares of Company Preferred Stock issuable as a result of the Change of Control Distribution will be 27,786.736 shares. From and after the payment of the Change of Control Distribution and until the Effective Time, each share of Company Preferred Stock (including the shares of Company Preferred Stock issued pursuant to the Change of Control Distribution) shall be convertible into the right to receive 139.860 shares of Company Common Stock in accordance with the terms of the Company Preferred Stock Certificate of Designations (subject, in the case of shares of Company Preferred Stock held by the Apollo Investors, to the restrictions on conversion contained in the Apollo Standstill Agreement). The "Conversion Price" as defined in the Company Preferred Stock Certificate of Designations is $7.15.

                  Section 3.3 Corporate Authorization.

                  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company, and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the votes represented by the outstanding shares of Company Common Stock, Company Class B Stock and the outstanding shares of Company Preferred Stock not held by the Apollo Investors, voting together as a single class (the "Company Stockholder Approval"), is the only vote required to adopt this Agreement and the Merger. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights, and to general equitable principles.

                  (b) The Company Independent Committee at a meeting duly called and held, and (subject to Section 6.4) not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to and in the best interests of the holders of Company Common Stock (other than Parent, Merger Sub, the Apollo Investors, the holders of Company Class B Stock and their respective Affiliates), (ii) recommended this Agreement to the Board of Directors of the Company and (iii) resolved (subject to Section 6.4) to recommend that the holders of Company Common Stock (other than Parent, Merger Sub, the Apollo Investors, the holders of Company Class B Stock and their respective Affiliates) vote for adoption of this Agreement. The Board of Directors of the Company (after taking into account the recommendation of the Company Independent Committee), at a meeting duly called and held, and (subject to Section 6.4) not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and (iii) resolved (subject to Section 6.4) to recommend that the Company stockholders vote for the adoption of this Agreement.

                  (c) The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Parent Subscription Agreement, the Apollo Consent, the Trust Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Board of Directors of the Company. True, correct and complete copies of all resolutions of the Board of Directors of the Company reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.

                  Section 3.4 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws or any equivalent organizational documents of any Company Subsidiary (assuming the Company Stockholder Approval is obtained), (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except for the Apollo Consent, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) prevent or materially delay the performance of this Agreement by the Company or the ability of the Company to take any action necessary to consummate the Merger.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any domestic or foreign governmental, administrative, juridicial or regulatory authority (a "Governmental Entity") or any other Person (assuming the Company Stockholder Approval is obtained), except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of the American Stock Exchange, (ii) under the HSR Act and, if and to the extent necessary, foreign or supranational antitrust and competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) for such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) prevent or materially delay the performance of this Agreement by the Company or the ability of the Company to take any action necessary to consummate the Merger.

                  Section 3.5 SEC Filings.

                  (a) The Company has timely filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, with the SEC since January 1, 1999, including any amendments or supplements thereto (collectively, the "Company SEC Documents"). The Company SEC Documents, as of their respective filing dates, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and
(ii) complied in all material respects with the Securities Act or the Exchange Act, each as in effect on the date so filed. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The Company has previously provided to Parent a true, correct and complete copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, to the extent such amendment or modification is required to be filed thereunder.

                  (b) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that, in its good faith judgment, are reasonably likely to materially affect the Company's ability to record, process, summarize and report financial data and
(B) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Company's internal control over financial reporting.

                  Section 3.6 Permits; Compliance With Law. Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits (including Environmental Permits), certificates, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the Company or any Company Subsidiary to develop, construct, own, lease and operate its properties or other assets and to carry on their respective businesses in the manner described in the Company SEC Documents filed prior to the date hereof and as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of,
(i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except, with respect to clauses (i) and
(ii), for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  Section 3.7 Financial Statements. The audited and unaudited financial statements, including all related notes and schedules, contained in the Company SEC Documents (or incorporated therein by reference) (collectively, the "Company Financial Statements") (i) when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (ii) present fairly in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries as of their respective dates and the consolidated results of operations, retained earnings and cash flows of the Company and the consolidated Company Subsidiaries for the respective periods indicated; and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto and subject, in the case of unaudited statements, to normal year end adjustments which were not and are not expected to be material in amount and the absence of related notes).

                  Section 3.8 Absence of Certain Changes.

                  (a) Since April 1, 2004, except as specifically contemplated by, or as disclosed in, this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and there has not been any event, occurrence or development which, (i) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, or (ii) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or the ability of the Company to take any action necessary to consummate the Merger.

                  (b) Since April 1, 2004, except as specifically contemplated by, or as disclosed in, this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken during the period of this Agreement through the Effective Time, would require the consent of Parent under Section 5.1.

                  Section 3.9 No Undisclosed Liabilities. There are no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the Company or any Company Subsidiary of the kind required to be reflected in the Company Financial Statements in accordance with GAAP, other than (i) liabilities disclosed or provided for in the Company Financial Statements, (ii) liabilities incurred since April 1, 2004, in the ordinary course of business, and (iii) liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

                  Section 3.10 Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Company threatened against or affecting, the Company or any Company Subsidiaries or any of their respective properties or any of their respective officers or directors, or for which the Company or any Company Subsidiary is obligated to indemnify a Third Party, before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) prevent or materially delay the performance of this Agreement by the Company. There is no judgment, decree, injunction, rule, writ or order of any governmental entity or arbitrator outstanding against the Company or any Company Subsidiary which would, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or (y) prevent or materially delay the performance of this Agreement by the Company.

                  Section 3.11 Taxes.

                  (a) Each of the Company and each Company Subsidiary has timely filed or caused to be timely filed with the appropriate Tax authorities all material Tax Returns that are required to be filed by, or with respect to, the Company and the Company Subsidiaries on or prior to the Closing Date. All such Tax Returns are true, correct and complete in all material respects. There are no material Liens for Taxes upon the assets of the Company or any Company Subsidiary, except Liens for Taxes not yet due.

                  (b) All material Taxes and Tax liabilities of the Company and the Company Subsidiaries have been timely paid or fully provided for as a liability on the financial statements of the Company and the Company Subsidiaries in compliance with GAAP.

                  (c) Neither the Company nor any of the Company Subsidiaries has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as subject to Section 355 of the Code.

(d) No deficiencies for material Taxes have been claimed, proposed or assessed in writing against the Company or any of the Company Subsidiaries by any Tax authority that have not been finally resolved, and neither the Company nor any Company Subsidiary has Knowledge of any pending or threatened claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for material Taxes. There are no pending audits, investigations or other proceedings relating to any liability of the Company or any Company Subsidiary in respect of any material Taxes.

                  Section 3.12 Contracts and Commitments.

                  (a) Except as filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement, or as disclosed in Section 3.12 of the Company Disclosure Letter, none of the Company or any Company Subsidiary is a party to or bound by any Contract which (i) as of the date hereof, is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (ii) except for Leases for Company Leased Real Properties, (A) involves aggregate expenditures in excess of $5 million, (B) involves annual expenditures in excess of $5 million and is not cancelable within one year, (C) which would prohibit or materially delay the consummation of the Merger or (D) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company's current or future Affiliates, or which restricts the conduct of any line of business by the Company, any Company Subsidiary or any of the Company's current or future Affiliates or any geographic area in which the Company, any Company Subsidiary or any of the Company's current or future Affiliates may conduct business, in each case in any material respect. Each Contract of the type described in
Section 3.12, whether or not set forth in Section 3.12 of the Company Disclosure Letter, is referred to herein as a "Company Material Contract").

                  (b) Each Company Material Contract is valid and binding on the Company or a Company Subsidiary party thereto and, to the Company's Knowledge, each other party thereto, and is in full force and effect, and the Company and each of the Company Subsidiaries have performed in all respects all obligations required to be performed by them to the date hereof under each Company Material Contract and, to the Company' Knowledge, each other party to each Company Material Contract has performed in all respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  Section 3.13 Employee Benefit Plans.

                  (a) Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of each Company Employee Plan. With respect to each Company Employee Plan, the Company has made available to Parent true, correct and complete copies of the Company Employee Plan and any amendments thereto (or if the Company Employee Plan is not a written plan, a written description thereof). Each Company Employee Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA, the Sarbanes-Oxley Act of 2002, as amended, and the
Code) which are applicable to such Company Employee Plan, except for such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Neither the Company nor any Company Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company Affiliate of incurring any such liability other than liability for premiums due the PBGC (which premiums have been paid when due).

                  (c) Each Company Employee Plan (which is not a multiemployer pension plan) which is intended to be qualified under Section 401(a) of the Code is so qualified, each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code and, to the Knowledge of the Company, no circumstances exist which will adversely affect such qualification or exemption.

                  (d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event,
(i) entitle any current or former employee, officer, director or consultant of the Company, any Company Subsidiary or any Company ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant. No amounts payable under Company Employee Plans will fail to be deductible for federal income tax purposes by virtue of
Section 280G of the Code.

                  (e) No Company Employee Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any Company Employee Plan a plan described in Section 4063(a) of ERISA. As of the date of this Agreement, the Company has no unpaid withdrawal liability with respect to any "multiemployer pension plan" to which the Company or any Company Affiliate has contributed or been obligated to contribute. In the event the Company or any Company Affiliate withdrew in a "complete withdrawal" from all "multiemployer pension plans" to which the Company or any Company Affiliate has contributed, or been obligated to contribute, as of the Effective Time, the aggregate withdrawal liability incurred by the Company or such Company Affiliate would not have a Material Adverse Effect on the Company.

                  (f) No Company Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to any current or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan (other than routine claims for benefits or claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company).

                  (g) There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Employee Plan (which is not a multiemployer pension plan), by any employee or beneficiary under any such plan or otherwise involving any such plan (other than routine claims for benefits or claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company). No Company Employee Plan is under audit or investigation by, nor has the Company been contacted with respect to any Company Employee Plan by, the IRS, the PBGC or the Department of Labor. No such audit, investigation or contact is pending or, to the Knowledge of the Company, threatened as of the date of this Agreement.

                  (h) As of April 1, 2004, with respect to each Company Employee Plan (which is not a multiemployer pension plan) that is a defined benefit plan, the projected benefit obligations under all such plans, whether or not qualified, including, but not limited to, the Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., the AMC Supplemental Executive Retirement Plan and the American Multi-Cinema, Inc. Retirement Enhancement Plan, utilizing actuarial methods and assumptions set forth in the Company 10-K, did not exceed the fair market value of the assets of such plans as of such date by more than $30 million. As of the date hereof and as of the Effective Time, the aggregate increase in any such underfunding since April 1, 2004 (taking into account only such plans for which there is any increase) would not, if all such plans were then terminated, have a Material Adverse Effect on the Company.

                  (i) There is no Contract, plan or arrangement with any current or former employee, officer or director of the Company to which the Company or any Company Subsidiary is a party as of the date of this Agreement that, individually or in the aggregate and as a result of the Merger (whether alone or upon the occurrence of additional or subsequent events) or otherwise, is reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code or any corresponding or similar provision of state, local or foreign income Tax law.

                  Section 3.14 Labor and Employment Matters.

                  (a) Except as set forth in Section 3.14 of the Company Disclosure Letter, there are no collective bargaining agreements with any union covering employees of the Company or any of the Company Subsidiaries. As of the date of this Agreement, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company or any of the Company Subsidiaries, threatened against the Company or any of the Company Subsidiaries; (ii) to the Knowledge of the Company or any of the Company Subsidiaries, no union organizing campaign with respect to the employees of the Company or any of the Company Subsidiaries is threatened or underway; (iii) there is no unfair labor practice charge or complaint against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Company or any of the Company Subsidiaries, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; and (v) to the Knowledge of the Company or any of the Company Subsidiaries, no charges with respect to or relating to the Company or any of the Company Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, except for such exceptions to the foregoing clauses (iii), (iv) and (v) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) The Company has made available to Parent true, correct and complete copies of each of the Company's material written personnel policies or rules applicable to employees of the Company or of the Company Subsidiaries in effect as of the date hereof. The Company and the Company Subsidiaries are, and have at all times been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) As of the date hereof, within the last three years, the Company and the Company Subsidiaries have not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

                  Section 3.15 Real Property; Leases.

                  (a) Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list, by location, of all real property owned by the Company and the Company Subsidiaries (the "Company Owned Real Properties"). Except for (x) such exceptions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (y) any matters of public record affecting the use of such properties and disclosed in writing in title insurance policies with respect to the Company Owned Real Properties made available to Parent prior to the date hereof and (z) Permitted Encumbrances, (i) the Company and the Company Subsidiaries have good and marketable title to the Company Owned Real Properties and (ii) the Company Owned Real Properties are free and clear of all mortgages, Liens, leases, tenancies, security interests, options to purchase or lease or rights of first refusal. Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list of all title insurance policies relating to the Company Owned Real Properties.

                  (b) Section 3.15(b) of the Company Disclosure Letter contains a true, correct and complete list, by address, of all material real property leased by the Company and the Company Subsidiaries (the "Company Leased Real Properties", and, together with the Company Owned Real Properties, the "Company Real Properties"). The Company has made available to Parent true, correct and complete copies of all lease agreements (the "Leases") with respect to the Company Leased Real Properties. With respect to (A) the Company Leased Real Properties other than Significant Theatre Properties, except for such exceptions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (B) the Significant Theatre Properties:

                       (i) each Lease is valid and binding upon the Company or a Company Subsidiary and upon the landlord thereunder and in full force and effect and grants the lessee under the Lease the exclusive right to use and occupy the premises, and the Company or Company Subsidiary enjoys peaceful and undisturbed possession of the premises;

                       (ii) the Company or a Company Subsidiary has good, valid and marketable title to the leasehold estate or other interest created under its respective Leases;

                       (iii) there is no, nor has the Company or any Company Subsidiary received notice of any, default (or condition or event which, after notice or lapse of time or both, would constitute a default) thereunder by the lessee or (to the Knowledge of the Company) by the landlord thereunder;

                       (iv) with respect to any Leases that were assigned to the Company or any Company Subsidiary by a Third Party, to the Knowledge of the Company, all consents to such assignments or sublease have been obtained which may have been required with respect to such assignments or sublease; and

                       (v) none of the rights of the Company or any Company Subsidiary under any of the Leases will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement, and upon the consummation of the Merger, Parent will have succeeded to all of the rights, title and interest of the Company or Company Subsidiary under each of such Leases.

                  (c) Except as would not reasonably be expected to have a material adverse impact on the financial condition of the Company, (i) each lease, sublease, license or other agreement granting to any Third Party any right to the use, occupancy or enjoyment of any Company Real Properties or any portion thereof that has an annual base rent equal to or greater than $100,000 (collectively, the "Space Leases") is valid, binding and in full force and effect, (ii) all rent and other sums and charges payable by the tenant or occupant thereunder (the "Space Tenant") are current, (iii) no termination event or condition or uncured default on the part of the Company, or to the Knowledge of the Company, the Space Tenant, exists under any Space Lease and
(iv) no event or condition has occurred or exists that, with or without notice or lapse of time or both, would constitute such a default or termination event or condition.

                  (d) The Company is not obligated under, or a party to, (i) any agreement or other contractual obligation to purchase any Company Leased Real Property for a purchase price in excess of $4 million or (ii) any option, right of first refusal or other contractual right to sell, assign or dispose of any Company Owned Real Property.

                  (e) All components of all improvements (other than those which a Third Party is contractually obligated to maintain) included within the Company Real Properties (collectively, the "Improvements"), including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, except for such failures to be in good working order or repair that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (f) The Company has not received any notice, nor has any Knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Significant Theatre Property or any part thereof, or any sale or other disposition of any Significant Theatre Property or any part thereof in lieu of condemnation, except in each case for those which would not materially interfere with the operations of the relevant Significant Theatre Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company has not received any notice, nor has any Knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Company Real Properties (other than the Significant Theatre Properties) or any part thereof, or of any sale or other disposition of any Company Real Properties (other than the Significant Theatre Properties) or any part thereof in lieu of condemnation.

                  Section 3.16 Environmental Matters. Except as disclosed in
Section 3.16 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

                  (a) No Hazardous Material has been Released upon any Company Real Property or any other real property (whether or not owned, leased or otherwise used or occupied by the Company or its Subsidiaries) as a result of which the Company or its Subsidiaries has or may become liable to any Person pursuant to Environmental Law.

                  (b) There are no writs, injunctions, decrees, orders or judgments outstanding, or Environmental Claims pending or, to the Knowledge of the Company, threatened, relating to the Company's compliance with or liability under any Environmental Law.

                  (c) Neither the Company nor any of its Subsidiaries has received any request for information, or been notified that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar Environmental Law.

                  (d) Company has provided Parent with access to true, correct and complete copies of all environmental studies, tests, reports, analyses, audits and assessments in the possession of Company relating to any Company Real Property.

                  Section 3.17 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

                  Section 3.18 Affiliate Transactions. Except (i) as set forth in Section 3.18 of the Company Disclosure Letter, (ii) as set forth in the Company SEC Documents filed before the date of this Agreement or (iii) pursuant to any employment agreement with any officer of the Company, there are no Contracts relating to any transactions of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC between the Company and any (a) present or former officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (b) record or beneficial owner of more than 5% of any class of Company Capital Stock, or (c) Person known by the Company's executive officers to be an Affiliate of any such officer, director or beneficial owner.

                  Section 3.19 Intellectual Property.

                  (a) Section 3.19(a) of the Company Disclosure Letter contains a true, correct and complete list of all (i) issued Patents and pending applications therefor, (ii) Trademarks, (iii) registrations for Copyrights and applications therefor and (iv) Internet domain name registrations and applications therefor, in each case that are owned by the Company or any of the Company Subsidiaries (the "Company Owned Intellectual Property").

                  (b) Except as set forth in Section 3.19(b) of the Company Disclosure Letter, with respect to each item of Company Owned Intellectual Property (i) the Company or a Company Subsidiary is the exclusive owner of all right, title and interest in and to such Company Owned Intellectual Property, free and clear of any Liens (other than Permitted Encumbrances) or claims of others and (ii) the Company has taken all necessary actions, including the making of all requisite filings, renewals and payments, to maintain and protect such Company Owned Intellectual Property Rights, except, with respect to clauses (i) and (ii), for such failures to so own or to take such actions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) The Company and each of the Company Subsidiaries own, or have the right, free and clear of all Liens (other than Permitted Encumbrances), to use pursuant to a valid License Agreement, all Intellectual Property necessary for, or used by the Company and the Company Subsidiaries in, the operation of the business in all material respects as it is presently conducted and presently proposed to be conducted.

                  (d) Except as set forth in Section 3.19(d) of the Company Disclosure Letter, there are no claims or suits pending or, to the Knowledge of the Company, threatened, and the Company has not received any notice, claim, charge, complaint or demand alleging that the conduct of the Company or any of the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Third Party or challenging the ownership, use, registration, validity or enforceability of the Intellectual Property owned by or licensed to the Company. To the Knowledge of the Company, the conduct of the Company's and the Company Subsidiaries' business has not and does not infringe, misappropriate or otherwise violate any Intellectual Property of any Third Party. To the Knowledge of the Company, the Intellectual Property owned by or licensed to Company or any of the Company Subsidiaries has not been infringed, misappropriated or otherwise violated by any Third Party.

                  (e) Except as set forth in Section 3.19(e) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the collection, use, maintenance and disclosure of information and data relating to users of any web sites owned or operated by or on behalf of the Company or any of the Company Subsidiaries is in compliance with all applicable privacy policies, terms of use, laws and regulations, and (ii) the consummation of the transactions contemplated by this Agreement will not result in a violation of any such privacy policies, terms of use, laws or regulations relating to any such web sites.

                  Section 3.20 Title to Assets. The Company and each Company Subsidiary have good and valid title to all of their personal properties and assets reflected on the Company's audited balance sheet (including in any related notes thereto) as of April 1, 2004 included in the Company 10-K (the "2004 Balance Sheet") or acquired after April 1, 2004 (other than assets disposed of since April 1, 2004 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects and encumbrances, except for (a) Liens that secure indebtedness that is properly reflected in the 2004 Balance Sheet; (b) Liens for Taxes not yet due or being contested in good faith (provided adequate reserves (in the good faith judgment of management) have been set aside for payment thereof); (c) Liens arising in the ordinary course of business and securing obligations not yet due and payable; and (d) such title defects or encumbrances, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary either owns, or has valid leasehold interest in, all material assets and properties necessary for the operation of its business as presently conducted.

                  Section 3.21 Brokers. Except for Goldman, Sachs & Co. and Lazard Freres & Co. LLC, copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries who might be entitled to any fee in connection with the transactions contemplated by this Agreement.

                  Section 3.22 Opinion of Financial Advisor. The Board of Directors of the Company and the Company Independent Committee have received the opinions of Goldman, Sachs & Co. and Lazard Freres & Co. LLC, respectively, to the effect that, as of the date hereof, the Common Stock Consideration is fair from a financial point of view to the holders (other than Parent, the Apollo Investors, the holders of Company Class B Stock and their respective Affiliates) of shares of Company Common Stock.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company:

                  Section 4.1 Corporate Existence and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has heretofore made available to the Company true, correct and complete copies of the certificates of incorporation and bylaws of each of Parent and Merger Sub as currently in effect. Neither Parent nor Merger Sub is in violation of any of the terms or provisions of its certificate of incorporation or bylaws, all as currently in effect.

                  Section 4.2 Corporate Authorization.

                  (a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub, respectively, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights, and to general equitable principles.

                  (b) The Board of Directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to, and in the best interests of, Parent, as the sole stockholder of Merger Sub, (ii) approved and adopted this Agreement and (iii) recommended to Parent, as the sole stockholder of Merger Sub, that it vote for the adoption of this Agreement. Concurrently with the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, is adopting this Agreement.

                  Section 4.3 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent of its obligations hereunder will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in
Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any Contract, Parent Permit or other instrument or obligation, except, with respect to clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Parent or (y) prevent or materially delay the performance of this Agreement by Parent or Merger Sub or the ability of Parent or Merger Sub to take any action necessary to consummate the Merger.

                  (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any domestic or foreign Governmental Entity or any other Person, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of the American Stock Exchange, (ii) under the HSR Act and, if and to the extent necessary, foreign or supranational antitrust and competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) for such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Parent or (y) prevent or materially delay the performance of this Agreement by Parent or Merger Sub or the ability of Parent or Merger Sub to take any action necessary to consummate the Merger.

                  Section 4.4 Prior Activities. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not, other than in connection with the transactions contemplated hereby (including the Financing), (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or
(iv) owned any assets or property.

                  Section 4.5 Financing.

                  (a) Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter (the "Equity Commitment Letter") pursuant to which J.P. Morgan Partners (BHCA), L.P. and Apollo Investment Fund V, L.P. have committed to provide equity financing to Parent and Merger Sub in an aggregate amount of $785.4 million, (ii) an executed commitment letter (the "Debt Commitment Letter," and together with the Equity Commitment Letter, the "Commitment Letters") from JPMorgan Securities Inc., JPMorgan Chase Bank, Citigroup Global Markets Inc. and Citicorp North America, Inc. (collectively, the "Lenders") pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent and Merger Sub with financing in an aggregate amount of $1,020.0 million (the "Debt Financing," and together with the equity financing referred to in clause
(a), the "Financing") and (iii) the Parent Subscription Agreement. The aggregate proceeds of the Financings will be sufficient to pay the full amount of the Merger Consideration, to make other necessary payments by it in connection with the transactions contemplated hereby and to pay all related fees and expenses (the "Required Cash Amount").

                  (b) Each of the Commitment Letters, in the form so delivered, is valid and in full force and effect as of the date of this Agreement. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under either the Equity Commitment Letter or the Debt Commitment Letter.

                                   ARTICLE V

                                   COVENANTS

                  Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, or unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, the Company shall, and shall cause each Company Subsidiary to, (x) maintain its existence in good standing under applicable Law, (y) subject to the restrictions set forth in this Section 5.1, conduct its operations only in the ordinary and usual course of business consistent with past practice and (z) use its reasonable best efforts to keep available the services of the current officers, key employees, and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Letter or as contemplated by this Agreement, Company shall not and shall not permit any of the Company Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

                  (a) amend or propose to amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, the Company or any Company Subsidiary, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest, of the Company or any Company Subsidiary, except that (i) the Company may issue shares of Company Common Stock upon exercise of Company Stock Options outstanding as of the date hereof in accordance with their terms or the vesting of Company Restricted Stock Awards or Company Deferred Stock Units outstanding as of the date hereof in accordance with their terms, (ii) the Company Subsidiaries may issue shares of capital stock to the Company or any wholly owned Company Subsidiary, and (iii) the Company may issue shares of Company Preferred Stock as payment of the Change of Control Distribution in accordance with the terms of the Company Preferred Stock Certificate of Designations;

                  (c) (i) reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or other securities;

                  (d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other (i) than dividends or distributions paid by wholly-owned Company Subsidiaries to the Company or to other wholly-owned Company Subsidiaries, (ii) cash dividends paid pursuant to
Section 2(a)(3) of the Company Preferred Stock Certificate of Designations or
(iii) the Change of Control Distribution);

                  (e) sell, pledge, dispose of (including a disposition on account of Lease termination), transfer, lease, license, abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, abandonment, failure to maintain or encumbrance of, any material property, rights or assets of the Company or any Company Subsidiary, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing Contracts disclosed in the Company Disclosure Letter, (B) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of property or assets by the Company or a Company Subsidiary in the ordinary course of business consistent with past practice, or (C) sales or dispositions of inventory and other tangible current assets in the ordinary course of business consistent with past practice;

                  (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness (i) incurred under the Company's existing credit facilities or renewals or refinancings thereof or (ii) in an aggregate principal amount not to exceed $5 million at any time outstanding;

                  (g) engage in any transaction with, or enter into, amend or terminate (except pursuant to its terms) any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's Affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered under Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed under such Item 404 other than such transactions as are disclosed in the Company Disclosure Letter;

                  (h) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

                  (i) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice for consideration that is individually not in excess of $10 million, or in the aggregate, not in excess of $15 million, (ii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (iii) make or authorize any capital expenditure in excess of the amounts set forth in the Company's budget and financial plan provided to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $10 million or (iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(i);

                  (j) except as may be required by contractual commitments with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.13 of the Company Disclosure Schedule: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for customary increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (iii) except as contemplated by Section 2.5, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Employee Plan;

                  (k) except for payments made in connection with the extinguishment of Leases in connection with theatre closures in an aggregate amount not to exceed $10 million, (i) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $5 million in the aggregate for the Company and the Company Subsidiaries taken as a whole, or
(ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

                  (l) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

                  (m) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration, except where the amount of any claim waived, released, assigned, settled or compromised, or the amount paid in any settlement or compromise, does not exceed $2.5 million;

                  (n) write up, write down or write off the book value of any assets, except for depreciation, amortization and impairment charges recorded in accordance with GAAP consistently applied;

                  (o) permit any material insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business;

                  (p) modify, amend or waive any provision of the Apollo Investment Agreement or the Apollo Standstill Agreement; or

                  (q) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

                  (r) (i) amend any material Tax Returns (unless required by Law); (ii) make or change any material elections relating to Taxes other than elections made or changed in the ordinary course of business or as required by Law; (iii) change any material accounting method relating to Taxes (unless required by GAAP or a change in Law); (iv) enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or audit relating to Taxes, in each individual case, involving an amount in controversy greater than $5 million;

                  (s) permit to lapse any registrations or applications for material Intellectual Property owned, licensed, or used by the Company or any Company Subsidiary; or

                  (t) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

                  Section 5.2 Tax Covenant. Immediately prior to the Closing, the Company shall furnish to Parent and Merger Sub a certification in accordance with Treasury Regulation Section 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent and Merger Sub, certifying that an interest in the Company is not a United States real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

                  Section 6.1 Proxy Statement.

                  (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto and any other required proxy materials, the "Proxy Statement") relating to the Company Stockholders' Meeting (as defined below) and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the "Schedule 13E-3"); provided, however, that prior to filing the Proxy Statement and the Schedule 13E-3, the Company shall consult with Parent and Merger Sub with respect to such filings and shall afford Parent and Merger Sub reasonable opportunity to comment thereon. Parent shall furnish all information concerning it and Merger Sub and the holders of its capital stock as the Company may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company shall promptly notify Parent and Merger Sub of the receipt of comments of the SEC and of any request from the SEC for amendments of, or supplements to, the Proxy Statement or the Schedule 13E-3 or for additional information. The Company (in consultation with Parent and Merger Sub) shall use its reasonable best efforts to respond to the comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. The Company will promptly supply Parent and Merger Sub with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. If at any time prior to the Company Stockholders' Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or Schedule 13E-3, the Company will prepare and mail such amendment or supplement; provided further that prior to such mailing, the Company shall consult with Parent and Merger Sub with respect to such amendment or supplement and shall afford Parent and Merger Sub reasonable opportunity to comment thereon. Subject to the provisions of Section 6.4, the Company Recommendation, together with a copy of the opinions referred to in Section 3.22, shall be included in the Proxy Statement.

                  (b) The Company represents and warrants that the Proxy Statement and Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof, the date of any amendment thereto, and as of the time of the Company Stockholders' Meeting, and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders and as of the time of the Company Stockholders' Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement or Schedule 13E-3 based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

                  (c) Parent and Merger Sub represent and warrant that the information supplied or to be supplied by Parent and Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof, the date of any amendment thereto, and as of the time of the Company Stockholders' Meeting, and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders, and as of the time of the Company Stockholders' Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement or Schedule 13E-3 based on information supplied by the Company for inclusion or incorporation by reference therein.

                  Section 6.2 Company Stockholders' Meeting. The Company shall duly call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as reasonably practicable, in compliance with applicable Law, following the mailing of the Proxy Statement, for the purpose of voting upon the adoption of this Agreement and the Merger and any other matters the Company reasonably determines to be necessary or appropriate. In connection with the Company Stockholders' Meeting and the transactions contemplated hereby, the Company will (i) subject to Section 6.4, use its reasonable best efforts to obtain the Company Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders' Meeting.

                  Section 6.3 Access to Information; Confidentiality.

                  (a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents (collectively, "Representatives") to, (i) provide to Parent and Merger Sub and their respective Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities (including each theatre premises) of the Company and the Company Subsidiaries and to the books and records thereof, and (ii) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.3(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement. Such access shall afford Parent the opportunity, outside of the Company's normal hours of operation, to conduct visual inspections, take measurements, make surveys and perform any standard "phase I" environmental inspections deemed desirable by Parent.

                  (b) With respect to the data and information disclosed pursuant to this Section 6.3, the parties shall comply with, and shall cause their respective Representatives to comply with, their obligations under the confidentiality agreement, dated May 28, 2004, previously executed by J.P. Morgan Partners, LLC and the Company (the "Confidentiality Agreement").

                  Section 6.4 No Solicitation by the Company.

                  (a) From the date of this Agreement until the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, and shall use its reasonable best efforts to ensure that their respective Affiliates and Representatives thereof do not, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or the Company Subsidiaries to, or otherwise afford access to the properties, books or records of the Company or the Company Subsidiaries to, any Third Party or any Representatives thereof with respect to any Acquisition Proposal or (iii) enter into any agreement or agreement in principle with any Third Party with respect to an Acquisition Proposal or Company Alternative Transaction; provided, however, that, at any time prior to obtaining the Company Stockholder Approval, the Company and its Representatives may take any action described in clause (ii) of this subsection (a) in response to any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof if, but only if, (A) such written Acquisition Proposal did not result from a breach of this Section 6.4 and the Company has fully complied with its obligations under this Section 6.4, (B) such Third Party has entered into a confidentiality agreement with the Company on terms that are no less favorable to the Company than the Confidentiality Agreement, (C) the Company Independent Committee or the Board of Directors of the Company (as applicable) has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to take any such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law and (D) prior to, or substantially concurrent with, disclosing or providing any such non-public information, the Company shall (to the extent it has not already done so) disclose or provide all such information to Parent. Upon execution of this Agreement, the Company shall, and shall cause its Representatives, and shall use its reasonable best efforts to cause its and their Affiliates and their respective Representatives, to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

                  (b) The Company shall promptly (and in no event later than 24 hours after receipt thereof) advise Parent, telephonically and in writing, of the Company's receipt of any Acquisition Proposal or any proposal, inquiry or request related to, or that could reasonably be expected to lead to, or that contemplates the possibility of, any Acquisition Proposal. The Company shall promptly (and in no event later than 24 hours after receipt thereof) provide Parent, in writing, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request and the identity of the Person making the same. Immediately upon determination by the Company Independent Committee or the Board of Directors of the Company (as applicable) that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice ("Notice of Superior Proposal") advising Parent that the Company Independent Committee or the Board of Directors of the Company (as applicable) has so determined, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and providing Parent with a copy of the Superior Proposal.

                  (c) Each of the Company Independent Committee and the Board of Directors of the Company (as applicable) has adopted a resolution declaring advisable and recommending adoption of this Agreement by the Company's stockholders (the "Company Recommendation"). Neither the Company Independent Committee nor the Board of Directors of the Company (as applicable) shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Alternative Transaction or (iii) enter into (or cause the Company or any Company Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Company Alternative Transaction (other than a customary confidentiality agreement entered into in accordance with the provisions of Section 6.4(a)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, in the event that prior to obtaining the Company Stockholder Approval, the Company Independent Committee or the Board of Directors of the Company (as applicable) determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law, (i) the Company Independent Committee or the Board of Directors of Company (as applicable) may withdraw, qualify or modify in a manner adverse to Parent the Company Recommendation or approve or recommend to the stockholders of the Company a Superior Proposal (a "Company Subsequent Determination"), (ii) the Company may terminate this Agreement pursuant to Section 8.1(e) and/or (iii) the Board of Directors of the Company may enter into (or cause the Company or any Company Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement related to a Superior Proposal; provided that concurrently with entering into any such letter of intent, agreement in principle, acquisition agreement or other agreement (other than a customary confidentiality agreement) related to a Superior Proposal the Company shall terminate this Agreement pursuant to Section 8.1(e) and pay the Expense Coverage Fee in accordance with Section 8.2(b).

                  (d) Nothing contained in this Section 6.4 shall prohibit the Company (i) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided that disclosures under this sentence shall not be a basis, in themselves, for Parent or the Company to terminate this Agreement pursuant to
Section 8.1(d) or (e) or (ii) from making any disclosure to its stockholders if the Company Independent Committee or the Board of Directors of the Company (as applicable) has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law.

                  Section 6.5 Appropriate Action; Consents; Filings.

                  (a) Parent and the Company shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain any third party consents necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by Parent, the Company or any of their respective Subsidiaries, and (B) to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iv) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction and (C) any other applicable Law. Parent and the Company shall cooperate with each other in connection with the making of all filings or submissions referenced in the preceding sentence (including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Entity with respect to any such filing or submission. Parent and the Company shall have the right to review in advance, and each shall consult the other on, all the information relating to Parent and its Subsidiaries, or the Company and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall promptly notify and provide a copy to the other party of any written communication received from any Governmental Entity with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction. In the event that either party shall fail to obtain any non-governmental Third Party consent described in clause (ii) of this Section 6.5(a), such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent; provided, however, that nothing in this Section 6.5(a) shall require the expenditure of money by Parent, Merger Sub or the Company in exchange for any such non-governmental Third Party consent.

                  (b) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the Knowledge of Parent or the Company, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

                  Section 6.6 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the American Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non public information regarding the other parties.

                  Section 6.7 Financing.

                  (a) Commercially Reasonable Efforts. Each of Parent and Merger Sub shall use its commercially reasonable efforts to complete the transactions contemplated by the Commitment Letters in accordance with the Commitment Letters. Without limiting the generality of the foregoing, in the event that Parent has been notified by the Lenders in writing that funds will not be available pursuant to the Debt Commitment Letter so as to enable Parent and Merger Sub to proceed with the Closing in a timely manner, each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain alternative financing ("Alternative Financing") in an amount at least equal to the Required Cash Amount (it being understood that such commercially reasonable efforts would not require Parent to obtain financing that is (i) with respect to the economic terms thereof, on terms less favorable to Parent thereunder than those set forth in the Commitment Letters or the financing arrangements relating thereto, as the case may be or (ii) with respect to the non-economic terms thereof, on terms that are not substantially similar to those set forth in the Commitment Letters or the financing arrangements relating thereto, as the case may be) or on terms to which the Company has granted its prior written consent.

                  (b) Amendments. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing or any Alternative Financing in accordance with Section 6.7(a) and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letters or the Parent Subscription Agreement without obtaining the prior written consent of the Company.

                  (c) Cooperation. From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries) in connection with the arrangement of the Debt Financing, including using commercially reasonable efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (ii) assist with the preparation of disclosure documents in connection therewith and (iii) use commercially reasonable efforts to cause its independent accountants to provide assistance to Parent, including providing consent to Parent to prepare and use their audit reports and SAS 100 reviews relating to the Company and the Company Subsidiaries and, at the cost of Parent, to provide any necessary "comfort letters" in connection with the Financing; provided that, notwithstanding the foregoing, no officer or director of the Company shall be required to execute any documents, including without limitation any registration statement to be filed with the SEC, any pledge and security documents or other definitive financing documents. In connection with the Escrow Funding (as such term is defined in the Debt Commitment Letter), the Company shall, at the direction of Parent, provide a letter of credit in an amount sufficient to pay all interest on the escrowed amounts accruing following the Escrow Funding Date in accordance with the Debt Commitment Letter (it being understood that any interest earned on such escrowed amounts during the escrow period shall be remitted to the Company following release of the escrowed amounts).

                  Section 6.8 [INTENTIONALLY OMITTED].

                  Section 6.9 Employee Matters.

                  (a) Those individuals who are employed by the Company immediately prior to the Effective Time shall, by operation of Law, become employees of the Surviving Corporation as of the Effective Time (each such employee, "Affected Employee"); provided, however that this Section 6.9(a) shall not be construed to limit the ability of the Surviving Corporation to terminate the employment of any Affected Employee at any time.

                  (b) Until April 1, 2005, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation, or any Parent Subsidiary (other than equity or equity-based compensation plans) shall be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Closing Date.

                  (c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all Company Employee Plans in accordance with the terms thereof. Parent and the Company acknowledge and agree that the consummation of the Merger shall be a "change in control" (or "change of control," where applicable) for purposes of the Company Employee Plans listed on Section 6.9(c) of the Company Disclosure Letter.

                  (d) In order to compensate and retain Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under
Section 16(b) of the Exchange Act, to the fullest extent permitted by applicable Law in connection with the disposition of shares of Company Common Stock and Company Stock Options in the Merger, and for that compensatory and retentive purpose, the Board of Directors of the Company, or a committee of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by Company Insiders of Company Common Stock and Company Stock Options, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Actions described in this Section 6.9(d) shall be taken in accordance with the interpretative letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                  Section 6.10 Directors' and Officers' Indemnification and Insurance.

                  (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement of expenses for matters occurring prior to the Effective Time than are set forth in the Restated and Amended Certificate of Incorporation of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any of its Subsidiaries and each person who serves or served as a director, officer, member, trustee or fiduciary of any trust, pension or other employee benefit plan or enterprise or partnership or joint venture of the Company or any of its Subsidiaries (each, together with such Person's heirs, executives, administrators and Representatives, the "Indemnified Parties"), unless such modification shall be required by Law.

                  (b) Parent and the Surviving Corporation shall maintain or cause to be maintained in effect for six years from the Effective Time directors' and officers' liability insurance with respect to acts or omissions occurring prior to the Effective Time covering each of the Indemnified Parties, on terms with respect to coverage, amount and advancement of expenses no less favorable than the directors' and officers' liability insurance policies maintained by the Company in effect as of the date hereof; provided, however, that in no event shall the Surviving Corporation or Parent be required to expend pursuant to this Section 6.10(b) for any annual premium more than 250% of the current annual premium paid by the Company for its directors' and officers' liability insurance policies in effect as of the date hereof (which such current annual premium is set forth in Section 6.10(b) of the Company Disclosure Letter); provided further, however, that, if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation shall maintain or procure, for such six-year period, directors' and officers' insurance providing (to the Knowledge of the Surviving Corporation at the time such insurance is procured, and after inquiry of its insurance broker) the greatest coverage then available for an annual premium equal to that maximum amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers which have an insurer financial strength rating by A.M. Best Co. of at least "A", which policies provide the Indemnified Parties with coverage, from the Effective Time to the sixth anniversary of the Effective Time, with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement, on terms with respect to coverage, amount and advancement of expenses no less favorable than the directors' and officers' liability insurance policies maintained by the Company in effect as of the date hereof. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

                  (c) In addition to the other rights provided for in this
Section 6.10 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by Section 6.10(b)), for six years from and after the Effective Time, Parent and the Surviving Corporation each shall jointly and severally and to the fullest extent permitted by applicable Law indemnify and hold harmless (and release from any liability to the Surviving Corporation or any of their respective Subsidiaries), the Indemnified Parties against all reasonable expenses (including reasonable fees and expenses of counsel), and all losses, claims, damages, judgments or amounts paid in settlement (collectively, "Losses") in respect of any threatened, pending or completed claim, action suit or proceeding, whether criminal, civil, administrative or investigative, based on, or arising out of or relating to the fact that such Person is or was a director, officer, member, trustee or fiduciary of the Company or of any of its current or former Subsidiaries or any trust, pension or other employee benefit plan or enterprise or partnership or joint venture of the Company or any of its current or former Subsidiaries or arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (collectively, an "Indemnifiable Claim"); provided, that the Surviving Corporation shall not be responsible for any amounts paid in settlement of any Indemnifiable Claim without the consent of Parent and the Surviving Corporation, which consent shall not be unreasonably withheld. The Surviving Corporation shall advance all reasonable expenses (including reasonable fees and expenses of counsel) incurred by or on behalf of an Indemnified Party in connection with an Indemnifiable Claim within 10 days after receipt by it of a statement or statements from such Indemnified Party requesting such advance or advances from time to time, provided that prior thereto the Indemnified Party provides to the Surviving Corporation an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation. In the event any Indemnifiable Claim is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is finally disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied. Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any action which is, or may result in, an Indemnifiable Claim.

                  (d) Parent and the Surviving Corporation shall be jointly and severally liable to pay all reasonable expenses, including reasonable attorney's fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.10. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party and shall survive the consummation of the Merger, it being expressly agreed that the Indemnified Parties to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10.

                  (e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 6.10.

                  Section 6.11 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

                  Section 6.12 Solvency Matters. From the date of this Agreement until the Effective Time, Parent and the Company shall cooperate and each use their commercially reasonable efforts to obtain an opinion from an independent expert of nationally recognized reputation, addressed to the respective boards of directors of each of Parent and the Company and to the Company Independent Committee, supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financings, any Alternative Financing and the payment of the Required Cash Amount, each of Parent and the Surviving Corporation will be Solvent (or the equivalent thereof, as determined in the reasonable discretion of Parent and the Company)(such opinion, the "Solvency Opinion"). Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective commercially reasonable efforts to (i) make available their respective officers, agents and other Representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of the Company as may reasonably be requested in connection with delivering such Solvency Opinion.

                  Section 6.13 Post-Closing Change of Control Offer. As soon as practicable following the Effective Time (but in any event within 30 days thereof), Parent shall commence a Change of Control Offer (as defined in the indenture relating to the Company's outstanding 9.5% Senior Subordinated Notes due 2011) in order to comply with the Company's obligations with respect to such notes as contained in such indenture, or shall take such other actions as will satisfy in full the Company's obligations under such indenture with respect thereto.

                  Section 6.14 Enforcement of Voting Agreements. The Company hereby agrees that it shall enforce its rights under the Apollo Consent and the Trust Voting Agreement, and shall not, without the prior written consent of Parent, amend, modify or waive any of its rights or grant any consent thereunder, or terminate or enter into any agreement with such other party thereto which is inconsistent with the terms and subject matter of either such agreement, in each case without the prior written consent of Parent. Without limiting the foregoing, the Company shall, if directed by Parent following a breach by any party to the Apollo Consent or the Trust Voting Agreement, use its reasonable efforts to seek a judicial or governmental order requiring specific performance by the breaching party. Expenses incurred by the Company pursuant to the immediately preceding sentence (i) with respect to enforcement of the Trust Voting Agreement, shall be borne by Parent and (ii) with respect to enforcement of the Apollo Consent, shall be shared equally by Parent and the Company. Company shall promptly provide Parent with a copy of any notice delivered pursuant to Section 5.4 of the Trust Voting Agreement or Section 6.4 of the Apollo Consent Agreement.

                                 ARTICLE VII

                              CLOSING CONDITIONS

                  Section 7.1 Conditions to Obligations of Each Party under this Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                  (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

                  (b) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment or injunction or order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

                  (c) Regulatory Approvals. The applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust and competition laws of the jurisdictions set forth in Section 7.1 of the Company Disclosure Letter shall have expired or been terminated.

                  (d) Solvency Opinion. Each of Parent, the Company and the Company Independent Committee shall have received the Solvency Opinion, as to which they will each be addressees.

                  Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

                  (a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.8(a) and
Section 3.21 shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

                  (c) Apollo Consent. The Apollo Consent shall be in full force and effect.

                  (d) Financing. The Debt Financing shall have been obtained by Parent and Merger Sub on the terms and conditions set forth in the Commitment Letters, or alternative financing as provided in Section 6.7(a) of this Agreement shall have been obtained by Parent and Merger Sub; provided that this condition shall be deemed satisfied in the event that the Debt Financing is not available because either of Parent or Merger Sub is in material breach of Section 4.5 or 6.7 of this Agreement.

                  (e) Appraisal Rights. The aggregate number of shares of Company Common Stock immediately prior to the Effective Time, the holders of which have demanded and perfected their demands for appraisal of their shares from the Company in accordance with the provisions of Section 262 of the DGCL, shall not exceed 10% of the sum of (i) the total number of shares of Company Common Stock outstanding as of the record date for the Company Stockholders' Meeting plus (ii) the total number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding as of the record date for the Company Stockholders' Meeting plus (iii) the total number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock issuable as the Change of Control Distribution plus (iv) the total number of shares of Class B Stock outstanding as of the record date for the Company Stockholders' Meeting.

                  (f) FIRPTA. The Company shall have delivered to Parent and Merger Sub the certificate referenced in Section 5.2.

                  Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

                  (a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The representations and warranties of Parent and Merger Sub contained in Section 4.2 shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

                  (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

                  (c) Apollo Consent. The Apollo Consent shall be in full force and effect.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

                  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after adoption of this Agreement and the Merger by the stockholders of the Company:

                  (a) By mutual written consent of Parent and the Company, which consent shall have been approved by action of their respective Boards of Directors;

                  (b) By written notice of either Parent or the Company, if the Merger shall not have been consummated prior to January 31, 2005 (the "Outside Date"); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations under Section 6.5) has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

                  (c) By written notice of either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to Section 6.5);

                  (d) By written notice of Parent, if (i) the Company Independent Committee or the Board of Directors of the Company (as applicable) shall have made a Company Subsequent Determination or (ii) the Company shall have provided written notice to Parent that the Company is concurrently entering into a letter of intent, agreement in principle, acquisition agreement or other agreement related to a Superior Proposal (other than a customary confidentiality agreement);

                  (e) By written notice of the Company, if the Company Independent Committee or the Board of Directors of the Company (as applicable) shall have made a Company Subsequent Determination;

                  (f) By written notice of Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and either cannot be cured prior to the Outside Date or is not cured within 15 days after Parent shall have given the Company written notice stating Parent's intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination; provided, at the time of the delivery of such notice, neither Parent nor Merger Sub shall be in material breach of its obligations under this Agreement;

                  (g) By written notice of the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and either cannot be cured prior to the Outside Date or is not cured within 15 days after Company shall have given Parent written notice stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; provided, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement; or

                  (h) By written notice of either Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the votes to adopt this Agreement and the Merger are taken.

                  Section 8.2 Effect of Termination.

                  (a) Limitation on Liability. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Merger Sub or Parent or their respective Subsidiaries, officers or directors, except (i) with respect to Sections 6.3(b), 6.6, 8.2, 8.5 and Article IX and (ii) with respect to any liabilities or damages incurred or suffered by the Company as a result of the breach by Parent or Merger Sub of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                  (b) Expense Reimbursement. If this Agreement is terminated:

                       (i) by Parent or the Company pursuant to Section 8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(e) or 8.1(f), then the Company shall
     (1) pay to Parent a fee equal to $10 million, which shall be deemed to compensate Parent for its Expenses (the "Expense Coverage Fee") and (2) pay to the Lenders, at the direction of Parent, the Escrow Breakage Expenses;

                       (ii) by Parent or the Company pursuant to Section 8.1(h) and, prior to the time of the Company Stockholders' Meeting, a Company Alternative Transaction shall have been consummated, then the Company shall (1) pay to Parent the Expense Coverage Fee and (2) pay to the Lenders, at the direction of Parent, the Escrow Breakage Expenses; and

                       (iii) by Parent or the Company pursuant to Section 8.1(h) and (A) at any time after the date of this Agreement and before such termination, an Acquisition Proposal shall have been publicly announced or otherwise become publicly known and such Acquisition Proposal shall not have been withdrawn prior to the event giving rise to such right of termination under Section 8.1(h) and (B) within 9 months of such termination, (x) the Company recommends or enters into a definitive agreement with respect to a Company Alternative Transaction relating to such Acquisition Proposal with the party (or an Affiliate of the party) who made such Acquisition Proposal or (y) the Company consummates a transaction that would constitute a Company Alternative Transaction relating to such Acquisition Proposal with the party (or an Affiliate of the party) who made such Acquisition Proposal, then the Company shall (1) pay to Parent the Expense Coverage Fee and (2) pay to the Lenders, at the direction of Parent, the Escrow Breakage Expenses.

                  (c) Payment of the Expense Coverage Fee pursuant to this
Section 8.2 shall be paid by wire transfer in immediately available funds to an account designated by Parent no later than two (2) Business Days following the event giving rise to payment of such Expense Coverage Fee; provided, in the case of a termination pursuant to Section 8.1(e), the Expense Coverage Fee shall be payable concurrently with such termination. All payments by the Company of the Escrow Breakage Expenses pursuant to this Section 8.2 shall be due and payable, with respect to the commitment fees, within two (2) business days after the event giving rise to the payment of the Escrow Breakage Expenses and, with respect to the reasonable out-of-pocket expenses of the Lenders, within three (3) business days after submission to the Company of detailed statements therefor. Any payment pursuant to this Section 8.2 shall be the exclusive remedy of the party receiving such payment resulting from the termination of this Agreement.

                  (d) All Payments. Parent and the Company acknowledge that the agreements contained in this Section 8.2 and Section 8.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2 or Section 8.5 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the other party for the amount set forth in this Section
8.2 or Section 8.5, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  Section 8.3 Amendment.

                  (a) This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken by or on behalf of each of the Board of Directors of Parent, the Company Independent Committee and a majority of the directors of the Company who are not affiliated with the Apollo Investors; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the American Stock Exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  (b) The parties agree that until 10 business days prior to the Company Stockholders' Meeting, the Apollo Investors may request that this Agreement and the other documents delivered in connection herewith be amended, and the parties hereto shall agree to such amendments, to provide for one or more of the Apollo Investors to contribute all or a portion of the Company Common Stock owned by such Apollo Investor immediately prior to the Merger to Parent for equity securities of Parent in lieu of the conversion of such Company Common Stock into cash upon consummation of the Merger (with each share of such contributed Company Common Stock valued at the Common Stock Consideration) if such amendments would not (x) result in a decrease in the price per share to be received in the Merger by the holders of Company Capital Stock (other than the Apollo Investors in respect of the contributed securities), (y) result in an increase in the aggregate consideration to be invested by J.P. Morgan Partners (BHCA), L.P. in Parent pursuant to the Equity Commitment Letter and the Parent Investment Agreement, or (z) impede or delay the consummation of the Merger. Any such amendments shall provide that the Company Common Stock held by Parent shall not be affected by the Merger and shall remain outstanding as Common Stock of the Surviving Corporation except as may be adjusted in the Merger to maintain relative ownership percentages.

                  Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the American Stock Exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver granted by the Company pursuant to this Section 8.4 will be given and effective only upon approval of the Company Independent Committee and a majority of the directors of the Company who are not affiliated with the Apollo Investors.

                  Section 8.5 Fees and Expenses. All Expenses incurred by the parties hereto shall be borne solely by the party which has incurred the same; provided, however, that (i) all filing fees required in connection with the filing of Premerger Notifications under the HSR Act and any filings under antitrust and competition Laws of any other applicable jurisdiction shall be borne solely by the Company and (ii) all expenses incurred pursuant to Section
6.14 shall be borne by the parties as set forth therein, in each case whether or not the Merger is consummated.

                                  ARTICLE IX

                              GENERAL PROVISIONS

                  Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

                  (a) If to the Company, addressed to it at:

                                    AMC Entertainment Inc.
                                    920 Main Street
                                    Kansas City, MO  64105
                                    Fax:    (816) 480 4617
                                    Attn:   Kevin M. Connor

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, NY  10036
                                    Fax:    (212) 735-2000
                                    Attn:   Eileen T. Nugent
                                            Howard L. Ellin



                  If to Parent or Merger Sub, addressed to it at:


                                    Marquee Holdings Inc.

                                    c/o J.P. Morgan Partners (BHCA), L.P.
                                    1221 Avenue of the Americas
                                    39th Floor
                                    New York, New York 10020-1080
                                    Fax:    (212) 899-3511
                                    Attn:   Michael Hannon
                                            Stephen Murray with a copy to:

                                    Latham & Watkins LLP
                                    885 Third Avenue
                                    New York, NY  10022
                                    Fax:    (212) 751-4864
                                    Attn:   Samuel A. Fishman
                                            David M. Schwartzbaum

                                    and

                                    Apollo Management, L.P.
                                    9 West 57th Street
                                    43rd Floor
                                    New York, NY  10019
                                    Fax:    (212) 515-3251
                                    Attn:   Marc Rowan

                                    With a copy to:

                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, NY  10019
                                    Fax:    (212) 403-1000
                                    Attn:    Daniel A. Neff
                                            David C. Karp

                  Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

                  "Acquisition Proposal" means any inquiry, offer or proposal from any Third Party (whether or not in writing) relating to, or that could reasonably be expected to lead to, a Company Alternative Transaction.

                  "Affiliate" of a specified person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified (it being understood that the Trust, the Apollo Investors and their respective Affiliates shall not be deemed to be Affiliates of the Company for purposes of this definition).

                  "Apollo Investment Agreement" means that certain Investment Agreement, dated April 19, 2001, by and among certain Apollo Investors named therein and the Company.

                  "Apollo Investors" means Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., AP Entertainment LLC, Apollo Netherlands Partners V
(A), L.P., Apollo Netherlands Partners V (B), L.P., Apollo German Partners V GmbH & Co. KG, Apollo Management IV, L.P. and Apollo Management V, L.P.

                  "Apollo Standstill Agreement" means that certain Standstill Agreement, dated April 19, 2001, by and among certain Apollo Investors named therein and the Company.

                  "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

                  "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

                  "Company Alternative Transaction" means any (i) transaction or series of transactions pursuant to which any Third Party acquires or would acquire, directly or indirectly, beneficial ownership of either (x) more than 50% of the outstanding shares of any class of the Company or (y) more than 20% of the aggregate outstanding voting power of the Company, whether from the Company or its stockholders pursuant to a tender offer, exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its Significant Subsidiaries by a stock purchase, merger, consolidation, recapitalization, business combination, share exchange, liquidation, dissolution or similar transaction (including any so-called "merger of equals" and whether or not Company or any of its Significant Subsidiaries is the entity surviving any such merger or business combination), (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or control of assets (including for this purpose the outstanding equity securities of the Company Subsidiaries and any entity surviving any merger or business combination involving any of them) of the Company or any of the Company Subsidiaries, as appropriate, for consideration with a fair market value equal to 20% or more of the aggregate market value of all of the outstanding shares of Company Capital Stock on the date prior to the date hereof or (iv) any combination of the foregoing.

                  "Company Capital Stock" means the Company Common Stock, the Company Class B Stock and the Company Preferred Stock.

                  "Company Deferred Cash Award" means any Company deferred cash award granted pursuant to the Company Stock Option Plans.

                  "Company Deferred Stock Unit" means any deferred stock unit granted pursuant to the Company Stock Option Plans.

                  "Company Disclosure Letter" means the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement.

                  "Company Employee Plans" means and includes: each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), that together with Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of Company, or any of its Subsidiaries or any Company ERISA Affiliate, whether formal or informal and whether legally binding or not.

                  "Company Insiders" means those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

                  "Company Preferred Stock Certificate of Designations" means that certain Certificate of Designations of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock of AMC Entertainment Inc., dated as of April 19, 2001.

                  "Company Restricted Stock Award" means each restricted share of Company Common Stock granted pursuant to a Company Stock Option Plan.

                  "Company Stock Option" means any option to purchase Company Common Stock.

                  "Company Stock Option Plans" means the 1994 Stock Option and Incentive Plan, the 1999 Stock Option and Incentive Plan, the 1999 Stock Option Plan for Outside Directors, the 2003 Long-Term Incentive Plan and any other plan, agreement or arrangement pursuant to which Company Stock Options or other equity-based awards have been issued as of the Effective Time.

                  "Contract" means any agreement, contract, lease (including each Lease and each Space Lease), power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment, whether oral or written, express or implied.

                  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

                  "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned or operated by such Person or any of its Subsidiaries or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Laws" means all federal, interstate, state, local and foreign laws and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

                  "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Breakage Expenses" means (i) commitment fees payable to the Lenders, up to a maximum of $6.25 million (which is the commitment fee in respect of the "Backstop Notes," as such term is defined in the Debt Commitment Letter) and (ii) all reasonable documented out-of-pocket expenses of the Lenders and their Affiliates, including all reasonable due diligence expenses, syndicating expenses, fees and expenses of consultants, travel expenses and reasonable fees, charges and disbursements of Weil Gotshal Manges LLP and necessary local counsel, incurred in connection with the Debt Commitment Letter and the financing documents contemplated thereby, up to an aggregate of $5 million.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Expenses" includes all reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, other than Escrow Breakage Expenses.

                  "GAAP" means generally accepted accounting principles as applied in the United States.

                  "group" is defined as in the Exchange Act, except where the context otherwise requires.

                  "Hazardous Materials" means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos, asbestos-containing materials, mold, or polychlorinated biphenyls or (B) any chemical, material, waste, or other substance defined, listed or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "Intellectual Property" means all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), and all United States and foreign patents, patent applications and invention disclosures ("Patents"); all trademarks, service marks, brand names, trade names, Internet domain names, logos and corporate names, together with all goodwill related to the foregoing, and all applications, registrations and renewals in connection with the foregoing ("Trademarks"); all copyrights (registered and unregistered), works of authorship of any type, and all registrations, renewals and applications for copyright ("Copyrights"); all rights of publicity, technology, trade secrets, know-how and other confidential information; all computer programs, including source code and object code, databases and compilations, technology supporting and content contained on any owned or operated Internet or intranet site, and all documentation relating to any of the foregoing ("Software"); and any license or other right granted to or by a Third Party relating to any of the foregoing ("License Agreements").

                  "IRS" means the Internal Revenue Service.

                  "Knowledge" of any Person which is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers and any other officer having primary responsibility for such matter.

                  "Law" means foreign or domestic law (including common law), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

                  "Lien" means any pledge, claim, lien, charge, easement, servitude, restrictive covenant, option, right of first refusal, transfer restriction, security interest, mortgage or encumbrance of any kind.

                  "Material Adverse Effect" means, with respect to any Person, any change, event, fact, development, effect, condition or occurrence that, has been or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of such Person and its Subsidiaries, taken as a whole, other than any change, event, fact, development, effect, condition or occurrence resulting from, or relating to (i) the U.S. economy or financial markets in general, (ii) the theatrical exhibition industry in general and not specifically relating to (or having a materially disproportionate effect (relative to the effect on other Persons operating in such industry) on) such Person and its Subsidiaries, taken as a whole (excluding for purposes of this clause (ii) any change, event, fact, development, effect, condition or occurrence resulting from or relating to a worsening of current conditions due to an act of terrorism in a theatre in North America or in any theatre owned or operated by the Company) or (iii) the execution of this Agreement, the public announcement thereof or any transaction contemplated hereby.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Permitted Encumbrances" means (a) zoning and planning restrictions, easements, permits and other restrictions or limitations of public record affecting the use of such properties; provided, that individually and in the aggregate, such restrictions, easements and permits are not violated by the as-built Improvements, occupancy and use of the relevant Company Real Property on the date hereof and do not materially impair the use of such properties as motion picture theatres or for such other purposes as such properties are currently being used; (b) Liens arising in the ordinary course of business and securing obligations not yet due and payable;
(c) Liens for Taxes not yet due or being contested in good faith, provided adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof; and (d) other encumbrances that individually and in the aggregate neither detract materially from the value of the affected Company Real Property nor materially impair the ability of the owner to obtain financing by using such assets as collateral.

                  "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

                  "Release" means and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environment Law.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Significant Subsidiary" has the meaning set forth in Rule 1-02 of Regulation S-X.

                  "Significant Theatre Properties" means the top 70 theatre properties of the Company ranked in terms of gross revenues (calculated in accordance with GAAP consistently applied) for the twelve months ended July 1, 2004.

                  "Solvent" when used with respect to any Person means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                  "Subsidiary" or "Subsidiaries" of any Person or any other Person means any corporation, partnership, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

                  "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into a Company Alternative Transaction on terms that the Company Independent Committee or the Board of Directors of the Company (as applicable) determines in its good faith judgment, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, would result in a transaction, if consummated, more favorable to the Company's stockholders, from a financial point of view, than the Merger and the transactions contemplated by this Agreement, taking into account all relevant factors, including, in the good faith judgment of the Company Independent Committee or the Board of Directors of the Company (as applicable), the likelihood that such transaction will be consummated (taking into account, among other things it deems appropriate, the Third Party's ability to finance the transaction and any antitrust risk associated with the transaction).

                  "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any liability for any of the foregoing items of another Person pursuant to Treasury Regulation
Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (as transferor or successor, by contract or otherwise) and such term shall include any interest, penalties or additions to tax attributable to such taxes.

                  "Tax Return" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

                  "Third Party" means any Person or group of Persons (other than Parent and its Affiliates, it being understood that the Apollo Investors and the Trust and their respective Affiliates are and shall be deemed a Third Party within the meaning of this definition).

                  "Treasury Regulations" means the United States Treasury regulations promulgated under the Code.

                  "Trust" means the Durwood Voting Trust established pursuant to the 1992 Durwood, Inc. Voting Trust Agreement dated December 12, 1992, as amended and restated as of August 12, 1997.

                  "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

                  Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  Section 9.6 Entire Agreement. This Agreement (together with the Exhibits, Company and Parent Disclosure Letters) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                  Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company.

                  Section 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, except for the provisions of Section
6.10 and 8.3(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 9.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                  (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State.

                  (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

                  (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

                  Section 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

                  Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                           [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


AMC ENTERTAINMENT INC.,                      MARQUEE HOLDINGS INC.,
a Delaware corporation                       a Delaware corporation


By:  /s/ Peter C. Brown                      By: /s/ Matt Lori
     ------------------------                    -------------------------
     Name:                                       Name:
     Title:                                      Title:


MARQUEE INC.,
a Delaware corporation


By:  /s/ Matt Lori
     ------------------------
     Name:
     Title:














                SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER